AGREEMENT

THIS Agreement (the "Agreement") is made and entered into on February 5, 2007 by and between HSA Bank® a division of Webster Bank, N.A. (“HSA”), and Medefile International, Inc., a Nevada corporation (“Medefile” or the “Company”).

W I T N E S S E T H:

WHEREAS, Medefile sells memberships to electronically store and provide access to customer medical records; and

WHEREAS, HSA desires to offer Medefile memberships to its clients and employees who are referred to Medefile by HSA under the terms of this Agreement (the “HSA Members”) by including information regarding Medefile in mailings, newsletters, emails and other communications; and

NOW, THEREFORE, in consideration of the mutual premises, covenants and Agreements hereinafter set forth, the parties hereby agree as follows:

1. Sales Arrangement. The Company hereby authorizes HSA to solicit memberships for Medefile’s services (“Memberships”) from time to time during the term of this Agreement. HSA shall place a hyperlink from its website to the Company’s website, which will enable HSA Members to sign up for Medefile’s service at the discounted rate set forth in Schedule A hereto.
2. Term. This Agreement shall remain in force and effect for a term of one (1) year (the "Term") commencing on the date hereof, subject to prior termination by mutual agreement of the parties hereto or hereinafter provided. Subject to the Company’s right to terminate the Agreement prior to the expiration of the Term as enumerated in Section 5 herein below, the Term shall automatically renew for additional one-year terms unless either party delivers written notice to the other party of the intent to not renew this Agreement, which notice shall be delivered on or prior to ninety (90) days before such renewal date, or is terminated under paragraph 4.1 of this Agreement.

3. Price of Memberships, Payment Processing and Compensation.

3.1 Medefile agrees to sell Medefile memberships to HSA Members at a discounted rate to be determined by HSA, as set forth in Schedule A hereto (the “Discounted Rate”). The Discounted Rate shall be no lower than $100 and no higher than $199. Medefile will waive its customary activation fee for HSA Members. These individuals shall be identified via application forms (paper or electronic) which contain information indicating HSA as the source of such individuals.

3.2 For each Medefile membership sold to HSA Members, the Company will retain $100. For each Medefile membership sold to HSA Members, the Company will pay to HSA the difference between $100 and the Discounted Rate (the “Revenue Share”).

3.3  Medefile will distribute the Revenue Share as follows:

(i) For memberships that are paid in advance, revenue share will be distributed in full on the appropriate schedule.

(ii) For memberships that are purchased through financing and for monthly paying accounts, Medefile will distribute the Revenue Share on a pro rata basis as the fees are collected.

Medefile will reconcile all sales for the preceding month on the first day of the next month. Medefile will provide HSA Bank with a reconciliation report five (5) days later. Any revenue share owed to HSA Bank will be paid on the first of the following month (e.g. for month ended September 30, Company reconciliation will occur on October 1, a report will be delivered to HSA Bank by October 5 and payment shall be made on November 1).

4. Termination.

4.1 Termination by Either Party Without Cause. This Agreement may be terminated by either party at any time upon thirty (30) days written notice to the other party.

4.2 Termination by Either Party for Cause. This Agreement may be terminated by either party for Cause as described herein. For purposes of this Agreement, "cause" shall mean:

(i)	breach of any of the provisions of this Agreement; the breaching party shall be give 30 days to cure such breach after notice thereof.

(ii)	failure by a party to comply in any material respect with the terms of any provision contained in this Agreement, if any, or any written policies or directives of the Company’s senior management.

(iii)	a party is convicted of, pleads guilty to, confesses to any felony or any act of fraud, misappropriation or embezzlement

(iv)
a party engages in a fraudulent act or dishonest act to the damage or prejudice of the other party and its affiliates or engages in conduct or activities damaging to the property, business or reputation of the other party and its affiliates, all as determined by the non-breaching party in good faith.

(v)	a party’s willful malfeasance or gross negligence.

(vi)	Any material misrepresentation or conceal-ment of a material fact made by either party in connection with this Agreement.

(vii)	Breach of any covenant made by either party hereunder.

(viii)	The failure by either party substantially to perform its duties or obligations hereunder, within 30 days after notice of such failure.

(ix)	a party engaging in misconduct that is materially injurious to the other.

(x)	a party engaging in any act that in any way has a direct, substantial, and adverse effect on the other party’s reputation.

(xi)	a party’s conviction, or entry of a plea of guilty or nolo contendere, in a court of competent jurisdiction, for a crime constituting a felony.

(xii)
A party (i) voluntarily files for bankruptcy or makes an assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee, liquidator or conservator for it or any part of its property; (ii) has a receiver, liquidator or trustee appointed by court order and such order remains in effect for more than ninety (90) calendar days, or a receivership, insolvency or bankruptcy proceeding is commenced or a petition is filed against such party under any applicable liquidation, conservatorship, bankruptcy, moratorium, insolvency, reorganization or similar law for the relief of debtors; (iii) commences dissolution, liquidation or otherwise winding up its business, (iv) is named as a defendant in any involuntarily bankruptcy or insolvency proceeding by any creditor.

4.3 Effect of Termination.

(i)
For a period of twenty four (24) months after the date of any termination notice delivered by the Company pursuant to Section 4.1 herein, HSA shall remain entitled to compensation for fees generated and collected from memberships sold to HSA Members by Medefile prior to termination of the Agreement.

(ii)
Upon termination of this Agreement by HSA pursuant to Section 4.1 herein, the parties expressly acknowledge and agree that the Company shall have no further obligation to pay HSA for any compensation accrued prior to or subsequent to termination of the Agreement. Further, the parties expressly acknowledge and agree that the Company shall have no further obligation to pay HSA for any renewals for any memberships sold to HSA Members during the Term of the Agreement.

(iii)
Upon termination of this Agreement by the Company pursuant to Section 4.2 herein, the parties expressly acknowledge and agree that the Company shall have no further obligation to pay HSA for any compensation accrued prior to or subsequent to termination of the Agreement. the parties expressly acknowledge and agree that the Company shall have no further obligation to pay HSA for any renewals for any memberships sold to HSA Members during the Term of the Agreement.

(iv)
Upon termination of this Agreement by HSA pursuant to Section 4.2 herein, the parties expressly acknowledge and agree that, for a period of twelve (12) months after the date of any termination notice delivered by HSA pursuant to Section 4.2 herein, HSA shall remain entitled to compensation for fees generated and collected from memberships sold to HSA Members by Medefile prior to termination of the Agreement.

5.  General Provisions.

5.1 Notices. All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person, mailed by certified mail, return receipt requested, or via facsimile with proof of receipt retained by sender, to the address as included in the signature page to this Agreement or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. Any party hereto may change its or his address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the manner aforesaid to the other party hereto.

5.2 Benefit of Agreement and Assignment. This Agreement inures to the benefit of and is binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that neither party may assign any of its rights or duties hereunder except upon the prior written consent by the authorized representatives of the other party.

5.3 Applicable Law. This Agreement is made in and is to be governed by and construed under the laws of the State of New York.

5.4 Captions. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.5 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

5.6 Entire Agreement. This Agreement contains the entire Agreement of the parties, and supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or Agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein, and that no other Agreement, statement or promise not contained in this Agreement shall be valid or binding.

5.7 Amendments. This Agreement may be modified or amended only by an Agreement in writing signed by the Company and HSA.

5.8 Waiver. No waiver of any provision hereof shall be valid unless made in writing and signed by the party making the waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

5.9  Representations and Warranties. Each party hereto represents and warrants that it has the power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder.

5.11  Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than matters pertaining to injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, shall, upon the written demand of either party served upon the other party, be submitted to arbitration. Such arbitration shall be held in the City of New York, New York (unless otherwise agreed by the parties), and conducted in accordance with the Rules of the American Arbitration Association.

5.12  Advice of Counsel. Each party acknowledges and represents that: (a) it has read the Agreement; (b) it clearly understands the Agreement and each of its terms; (c) it fully and unconditionally consents to the terms of this Agreement; (d) it has had the benefit and advice of counsel of their own selection; (e) it has executed this Agreement, freely, with knowledge, and without influence or duress; (f) it is not relying upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by it has been actual and adequate.

6. Indemnification.

6.1 Parties represent that they comply with all respective applicable laws and regulations, including, without limitation, all anti-spam laws and regulations and that each party’s performance pursuant to the terms of this Agreement will not violate any laws or regulations governing the use of emails or the Internet.

6.2 HSA agrees to indemnify and hold harmless, Medefile, its officers, directors, agents, shareholders, subsidiaries and affiliates (collectively, “Medefile”) against any liability, loss, damages, claim, settlement payment, cost and expense, interest, award, judgment, diminution in value, fine, fee, and penalty, or other charge, other than Litigation Expenses (as defined in 6.4), arising out of and relating to HSA’s performance under this Agreement or any agreements between HSA and HSA Members.

6.3 Medefile agrees to indemnify and hold harmless, HSA, its officers, directors, agents, shareholders, subsidiaries and affiliates against any liability, loss, damages, claim, settlement payment, cost and expense, interest, award, judgment, diminution in value, fine, fee, and penalty, or other charge, other than Litigation Expenses (as defined in 6.4), arising out of and relating to Medefile’s performance under this Agreement or any agreements between Medefile and HSA Members.

6.4 “Litigation Expenses” means any court filing fee, court cost, arbitration fee or cost, and any other fee and cost of investigating and defending, or asserting any claim for indemnification under this Agreement, including in each case, attorney’s fees, other professionals’ fees and disbursements

7. Confidentiality and Non-Competition Covenants

7.1  Safeguarding Requirements. The Gramm-Leach-Bliley (“GLB”) Act requires financial institutions to create safeguards for customer records and information. The objectives of the safeguards are to (1) insure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of such records; (3) detect unauthorized access to or use of such records or information and (4) protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any customer (the “Safeguarding Objectives”). In order to implement these safeguarding requirements, financial institutions are required to have written contracts with their service providers (any person or entity that maintains, processes, or otherwise is permitted access to customer information) that require the service provider implement appropriate measures designed to meet the Safeguarding Objectives.

7.2 Safeguards. The Company represents and agrees that it has and will maintain in place commercially reasonable precautions to safeguard the confidentiality, security and integrity of Confidential Information in a manner designed to meet the Safeguarding Objectives. These precautions shall include (A) contractual restrictions on access to the information by vendors and companies, (B) Intrusion detection systems on all information systems of HSA maintained or controlled by Company, and (C) notification procedures for notifying HSA promptly in the event a security breach is detected or suspected, as well as other response programs when there is a suspected or detected unauthorized disclosure, access or attempted access of Customer Information. These precautions shall include, as appropriate: (i) access controls to customer information systems, including controls to identify and permit access only to authorized individuals and controls to prevent access to Customer Information through fraudulent means; (ii) employee controls and training; (iii) physical access restrictions at locations where Customer Information is located; (iv) encryption of electronic Customer Information when appropriate or legally required; and (v) a disaster recovery plan as appropriate to protect against loss or damage to Customer Information due to potential hazards such as fire or water damage or technological failures. Company agrees that it will (i) monitor the foregoing measures with periodic audits or testing and (ii) provide copies of the same sufficient to assure to HSA or its regulatory authorities that Company is implementing provisions of this Safeguarding Agreement.

7.3 Confidentiality Requirements. The parties hereto acknowledge that in the general course of doing business under this Agreement, each party may disclose information to the other party that is deemed confidential and is not subject to disclosure to third parties. Unless previously indicated in writing by the party making the disclosure, all information disclosed by either party pursuant to this Agreement is to be considered strictly confidential and the parties hereto will use commercially reasonable efforts to maintain such information as strictly confidential and to inform their respective officers, directors, employees and agents of the strictly confidential status of such information. The obligations of this paragraph shall not apply, however, to any information which (a) is already in the public domain at the time of disclosure or later becomes available to the public through no breach of the Agreement by the recipient; (b) was, as between the recipient and the party making the disclosure, lawfully in the recipient's possession prior to receipt from the party making the disclosure without obligation of confidentiality; (c) is received by the recipient independently from a third party free to lawfully disclose such information to the recipient; or (d) is subsequently independently developed by the recipient as evidenced by its business records.

Parties agree to (a) use reasonable care to maintain the confidentiality of Confidential Information and limit its disclosure to only such of its Representatives as have a need to know such Confidential Information in order to conduct the Discussions; (b) be responsible for the compliance by its Representatives with the provisions of this Agreement; (c) not copy Confidential Information for any purpose other than as necessary to provide agreed-upon services to HSA; (d) Not use any Confidential Information for any purpose other than as necessary to provide agreed-upon services under this Agreement; (e) not discuss or disclose Confidential Information except as authorized by this Agreement or as expressly authorized by HSA; and (f) promptly report to HSA any actual or suspected violation of the terms of this Agreement and take all reasonable further steps as required by HSA to prevent, control or remedy any such violation.

7.4  Notification of Required Disclosure. Notwithstanding the foregoing, each party shall have the right to disclose and disseminate Confidential Information to third parties as required by law or by a court order, provided that prior to any such disclosure or dissemination, the party disclosing or disseminating the Confidential Information shall notify the other party and the other shall have the opportunity, at its own cost, to contest such disclosure or dissemination by appropriate proceedings. HSA shall also have the right to disclose Confidential Information to its internal and external auditors and legal counsel if such disclosure is required by law and the auditors and legal counsel are subject to the nondisclosure provisions of Section 7.3 hereto.

7.5 Notification of Security Breach. The Company agrees that in the event the Company becomes aware of the occurrence of a breach of security with respect to Confidential Information, the Company will immediately notify HSA in writing, of the breach, the extent of the breach, and possible consequences of the breach. The Company shall undertake all reasonable actions under the circumstances to respond to the breach and to assure HSA that the Company has made its best effort to mitigate any damages that may result from the breach. This provision shall survive the termination or expiration of this Agreement.

7.6 Return of Documents. Upon the expiration or termination of this Agreement, parties shall not remove, without written consent of the other, any manuals, files, agreements, contracts, records, customer lists, any other documents of similar nature, or any copy or other reproduction thereof, or any other property or confidential information, of or pertaining to the other party or any of its subsidiaries. The parties shall return all of the preceding items provided by the other within 30 days of expiration or termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement is executed by the parties’ authorized representatives below, on the day and year first above written.

MEDEFILE INTERNATIONAL, INC. 2 Ridgedale Avenue, Suite 217 Cedar Knolls, NJ 07927 Facsimile: (973) 993-8180 By: /s/ Milton Hauser Name: Milton Hauser Title: Chief Executive Officer	HSA BANK® a division of Webster Bank, N.A. 605 N 8th St 420 Sheboygan WI 53081 Facsimile: (920) 803-4184 By: /s/Kirk Hoewisch Name: Kirk Hoewisch Title: President

SCHEDULE A

DISCOUNTED RATE